Exhibit 99.1

TRIUS REPORTS NEW FINDINGS ON MECHANISMS OF ANTIBIOTIC RESISTANCE IN MRSA

Data published online ahead of print in

Antimicrobial Agents and Chemotherapy and presented at 2010 ICAAC

San Diego, CA, September 13, 2010 – Trius Therapeutics, Inc. (Nasdaq: TSRX) today reported new findings on torezolid phosphate (TR-701), a second generation oxazolidinone antibiotic now in Phase 3 clinical development. The data elucidate the mechanism by which torezolid retains full activity against clinical isolates of Staphylococcus aureus (S. aureus) carrying the cfr gene which confers resistance to first generation oxazolidinones such as linezolid, marketed by Pfizer as Zyvox®. Hospital outbreaks of linezolid resistant cfr strains of methicillin resistant Staphylococcus aureus (MRSA) have been reported worldwide and increasing use of linezolid may promote further dissemination of this plasmid borne resistance gene. Two separate articles featuring discussion of these data have been published online ahead of print on September 13 in Antimicrobial Agents and Chemotherapy (AAC), a peer-reviewed journal of the American Society for Microbiology.

S. aureus that express the cfr gene possess ribosomes that are structurally altered in a way that inhibits the binding of first generation oxazolidinone antibiotics such as linezolid, as well as the binding of antibiotics of other classes, such as the pleuromutilins, phenicols, lincosamides, and streptogramins. Torezolid’s potent activity is preserved against cfr strains of S. aureus due to its unique structural features.

“Recent outbreaks of cfr strains of MRSA have fueled concerns that this pathogen will inevitably proliferate given the broad usage of linezolid and generic antibiotics that select for the plasmid borne cfr resistance gene,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius and corresponding author on the papers. “The potent activity of torezolid against cfr-positive bacteria differentiates it as a true second generation oxazolidinone which may be a solution to emerging linezolid resistance.”

The AAC manuscripts are available to subscribers ahead of print at: http://aac.asm.org/papbyrecent.dtl.

Structure-Activity Relationships of Diverse Oxazolidinones for Linezolid-Resistant Staphylococcus aureus Strains Possessing the cfr Methyltransferase Gene or Ribosomal Mutations

Jeffrey B. Locke, John Finn, Mark Hilgers, Gracia Morales, Shahad Rahawi, Kedar GC, Juan José Picazo, Weonbin Im, Karen Joy Shaw, and Jeffrey L. Stein

Antimicrob. Agents Chemother. published ahead of print on 13 September 2010

Elevated Linezolid Resistance in Clinical Staphylococcus aureus cfr Isolates is Associated with Co-occurring Mutations in Ribosomal Protein L3

Jeffrey B. Locke, Gracia Morales, Mark Hilgers, Kedar GC, Shahad Rahawi, Juan José Picazo, Karen Joy Shaw, and Jeffrey L. Stein

Antimicrob. Agents Chemother. published ahead of print on 13 September 2010

The results in these AAC articles are also featured in two poster presentations given at this year’s ICAAC conference on September 14 (posters C1-1431 and C1-1432; Session 170; 11:15AM – 1:15PM). Trius presented a total of 12 posters at ICAAC highlighting the latest findings from its antibiotic research programs, including preclinical research on antibiotics targeting Gyrase B/ParE and dihydrofolate reductase (DHFR). Copies of all posters are available on the Trius website at:

http://www.triusrx.com/trius-therapeutics-news-posters-publications-year.php.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the potential benefits of torezolid phosphate. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Registration Statement on Form S-1 that was originally filed with the United States Securities and Exchange Commission on November 6, 2009, and the amendments thereto, and Trius’ Form 10-Q for the quarter ended June 30, 2010, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for serious, life-threatening infections. The company’s lead product candidate, torezolid phosphate, is an IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of acute bacterial skin and skin structure infections (ABSSSI), the first such trial to be initiated under a Special Protocol Assessment (SPA). In addition to the company’s torezolid phosphate clinical program, it is currently conducting two preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

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